Exhibit 15.2

Date: April 28, 2020

DouYu International Holdings Limited

20/F, Building A, New Development International Center,

No. 473 Guanshan Avenue,

Hongshan District, Wuhan, Hubei Province,

People’s Republic of China

Dear Sirs/Madams,

We hereby consent to the reference to our firm in DouYu International Holdings Limited’s annual report on Form 20-F for the fiscal year ended December 31, 2019 (the “Annual Report”), which will be filed by DouYu International Holdings Limited in April 2020 with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and further consent to the incorporation by reference of the summaries of our opinions that appear in the annual report on Form 20-F into the Registration Statements on Form S-8 (File No.333-235862) that was filed on 9 January 2020, pertaining to the Company’s Amended and Restated Restricted Share Unit Scheme. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

HAN KUN LAW OFFICES

/s/ HAN KUN LAW OFFICES